American                                                 Administrative Offices
Enterprise                                               80 South Eighth Street
Life                                                     PO Box 534
                                                         Minneapolis, MN 55440


Flexible Premium Variable
Life Insurance Policy

- Policy continues until death or surrender.
- Flexible premiums payable as described herein.
- No-lapse guarantee as described herein.
- This policy is nonparticipating.  Dividends are not payable.


This is a life  insurance  policy.  It is a legal  contract  between you, as the
owner,   and  us,  American   Enterprise   Life  Insurance,   a  Stock  Company,
Indianapolis, Indiana. PLEASE READ YOUR POLICY CAREFULLY.

In consideration of your application and payment of the initial premium, we issue this policy and we promise to pay the proceeds described in this policy to the beneficiary if we receive proof satisfactory to us that the insured died while this policy was in force.

The owner and beneficiary are as named in the application unless they are changed as provided in this policy.

The amount and duration of the death benefit of this policy may increase or decrease as described herein depending on the investment experience of the subaccounts.

The policy value of this policy may increase or decrease daily depending on the investment experience of the subaccounts. There is no guaranteed minimum policy value.

NOTICE OF YOUR RIGHT TO EXAMINE THIS POLICY FOR 20 DAYS. If for any reason you are not satisfied with this policy, return it to us or our representative within 20 days after you receive it. We will then cancel this policy and refund the policy value, minus indebtedness, plus any premium expense charges or monthly deductions taken. This policy will then be considered void from its start.

Signed for and issued by American Enterprise Life Insurance Company in Indianapolis, Indiana, as of the policy date shown above.



Secretary:                                                 President:


James E. Choat                                             William A. Stoltzmann


                           Guide to Policy Provisions


Policy Data              Schedule of benefits and premium information..............Page 3

Rate Table               Tables of Guaranteed Maximum Monthly
                         Cost of Insurance Rates...................................Page 4, 5

Definitions              Important words and meanings..............................Page 6

Insurance Contract       Entire contract; Incontestability; Suicide;
                         Misstatement of age or sex;
                         Termination...............................................Page 7

Owner and Beneficiary    Owner's rights; Change of ownership;
                         Beneficiary designation; Change of
                         beneficiary; Assignment...................................Page 8

Premiums                 Payment of premiums; Premium allocations;
                         Grace period; No-lapse guarantee;
                         Reinstatement.............................................Page 9

Death Benefits           Death benefit options 1 and 2.............................Page 11

Policy Change            How to increase or decrease the specified
                         amount or to change the death benefit options ............Page 12

Policy Values            The policy's value and how it is determined;
                         Monthly deduction; Cost of insurance; Basis
                         of policy values..........................................Page 13, 14, 15

Policy Loans             How to request a loan; Interest rate;
                         Amount of loan; Loan repayment............................Page 16

Policy Surrender         Cash surrender value; Full and
                         partial surrenders........................................Page 17

Subaccounts              The subaccounts; Net investment factor;
                         Deductions from the subaccounts;
                         Transfer of values........................................Page 18

Payment of Policy
Proceeds                 How the proceeds are paid; Payment
                         Options...................................................Page 19, 20


                                   Policy Data

Insured:                      John Q Doe

Issue Age:                    35                                 Initial Specified Amount: $100,000

Risk Classification:          Standard Non-Smoker                Minimum Specified
                                                                 Amount Allowed:           $100,000

Type of Policy:               Flexible Premium                   Initial Premium:          $100.00
                              Variable Life

                                                                 Scheduled Premium:        $1,200 per year
Initial Death                                                                               payable monthly
Benefit Option:               Option 1                           Minimum Monthly
                                                                 Premium:                  $88.19

Policy Number:                9090-01234567                      Current Policy Value Credit Percentage
                                                                 First 10 policy years:         0%
Policy Date:                  January 15, 1998                   All other policy years:      .45%

Monthly Date:                 15                                 Guaranteed Policy Value Credit Percentage
                                                                 All policy years:              0%

Guaranteed Interest
Rate:                         4% per year                        Premium Expense Charge:        3% of premium

Guaranteed Interest                                              Administrative Charge:    $7.00 per month
Rate Factor:                  1.0032737
                                                                 Mortality and Expense
Current Loan                                                     Risk Charge
Interest Rate:                                                   All policy years:             .9% per year
    First 10 policy years:    6% per year
    All other policy years:   4% per year

Guaranteed Loan
Interest Rate:                6% per year

Partial Surrender Fee:        $25.00 or 2% of amount
                              surrendered, whichever is less

No-lapse guarantee
period:                       5 years from the policy date


                           Table of Surrender Charges

               Policy Year                        Surrender Charge

                  1                                 $  1201.00
                  2                                    1120.93
                  3                                    1040.87
                  4                                     960.80
                  5                                     880.73
                  6                                     800.67
                  7                                     720.60
                  8                                     640.53
                  9                                     560.47
                  10                                    480.40
                  11                                    400.33
                  12                                    320.27
                  13                                    240.20
                  14                                    160.13
                  15                                     60.07
                  16+                                     0.00

This table applies to the initial specified amount for the first 15 policy years. Surrender charges decrease annually. Additional charges will apply to each increase in the specified amount for 15 years after the effective date of the increase.

Coverage will expire when the policy values are insufficient to pay the charges assessed on a monthly anniversary. Because the policy values may be based on the investment results of the subaccounts, the payment of scheduled premiums or unscheduled premiums in any amount or frequency will not guarantee that the policy will remain in force unless the premiums needed to keep the no-lapse guarantee in effect have been paid. The no-lapse guarantee provision applies only during the first 5 policy years.

9090-1234,567

Investment Options                                                                Initial Premium Allocations

      American Enterprise Life Fixed Account                                                100.0%

      American Enterprise Variable Life Account

        Subaccounts    Investing in:
          VPBND        AXPSM VP Bond Fund                                                   0.0%
          VPCPR        AXPSM VP Capital Resource Fund                                       0.0%
          VPCMG        AXPSM VP Cash Management  Fund                                       0.0%
          VPEXI        AXPSM VP Extra Income Fund                                           0.0%
          VPMGD        AXPSM VP Managed Fund                                                0.0%
          VPNDM        AXPSM VP New Dimensions Fund                                         0.0%
          VPBCA        AXPSM VP Blue Chip Advantage Fund                                    0.0%
          VPDEI        AXPSM VP Diversified Equity Income Fund                              0.0%
          VPFIF        AXPSM VP Federal Income Fund                                         0.0%
          VPGRO        AXPSM VP Growth Fund                                                 0.0%
          VPSCA        AXPSM VP Small Cap Advantage Fund                                    0.0%
          VACAP        AIM VI Capital Appreciation Fund                                     0.0%
          VACDV        AIM VI Capital Development Fund                                      0.0%
          VAVAL        AIM VI Value Fund                                                    0.0%
          VAUGH        Alliance US Gov/High Grade Securities Portfolio (Class B)            0.0%
          VATEC        Alliance Technology Portfolio (Class B)                              0.0%
          VAPGR        Alliance Premier Growth Portfolio (Class B)                          0.0%
          VBCAS        Baron Capital Asset Fund                                             0.0%
          VFOVS        Fidelity VIP III Overseas Portfolio: Service Class                   0.0%
          VFMDC        Fidelity VIP III Mid Cap Portfolio: Service Class                    0.0%
          VFGRI        Fidelity VIP III Growth & Income Portfolio: Service Class            0.0%
          VFRES        FT VIP Real Estate Securities Fund-Class 2                           0.0%
          VFISC        FT VIP Templeton Intl Smaller Co Fund-Class 2                        0.0%
          VFMSI        FT VIP Mutual Shares Securities Fund-Class 2                         0.0%
          VGCPG       Goldman Sachs VIT Capital Growth Fund                                 0.0%
          VGCUS       Goldman Sachs VIT CORESM US Equity Fund                               0.0%
          VGGLI       Goldman Sachs VIT Global Income Fund                                  0.0%
          VGINE       Goldman Sachs VIT Intl Equity Fund                                    0.0%
          VJUDE       JP Morgan US Disciplined Equity Portfolio                             0.0%
          VLRIE       Lazard Retirement Intl Equity Portfolio                               0.0%
          VLREQ       Lazard Retirement Equity Portfolio                                    0.0%
          VMRES       MFS(R)Research Series                                                 0.0%
          VMNDS       MFS(R)New Discovery Series                                            0.0%
          VMUTS       MFS(R)Utilities Series                                                0.0%
          VPGRI       Putnam VT Growth & Income Fund - Class IB                             0.0%
          VPINO       Putnam VT Intl New Opportunities Fund - Class IB                      0.0%
          VPIGR       Putnam VT Intl Growth Fund - Class IB                                 0.0%
          VRMCC       Royce Micro-Cap Portfolio                                             0.0%
          VRPRM       Royce Premier Portfolio                                               0.0%
          VTVAL       Third Avenue Value Portfolio                                          0.0%
          VWUSC       Wanger US Small Cap                                                   0.0%
          VWISC       Wanger International Small Cap                                        0.0%
          VWTEG       Warburg Pincus Trust-Emerging Growth Portfolio                        0.0%




                   Schedule of Additional Benefits and Riders

                                                                                        Monthly
                           Effective Date                     Expiration Date           Cost of Insurance
 Accidental Death          January 15, 1998                   January 15, 2033          see rider form
 Benefit Rider
 - $50,000 -

Children's Level Term      January 15, 1998                   January 15,  2028         $ .58 per unit
Insurance - 10.0 units
with Waiver of Monthly
Deduction (1.0 unit = $1,000)

Additional Insured Rider

See Policy Data Supplemental Page for information as to coverage, amounts, and cost of insurance.

Waiver of Monthly          January 15, 1998                   January 15, 2023          see rider form
Deduction Rider
for Total Disability

Term Insurance Rider       January 15, 1998                   January 15, 2063          see rider form


                          Policy Data Supplemental Page

                            Additional Insured Rider

             Policy Number:                 9090-12345678

             Insured:                       Jane J. Doe

             Issue Age:                     35

             Face Amount:                   $100,000

             Minimum Face Amount:           $100,000

             Effective Date:                January 15, 1998

             Expiration Date:               January 15, 2063

             Monthly Cost of Insurance:     See rider form. The
                                            guaranteed monthly cost of insurance
                                            rates shown on pages 4 and 5 of
                                            policy will apply.

             Risk Classification:           Standard Non-Smoker


                                 Male Rate Table

             Guaranteed Maximum Monthly Cost of Insurance Rates per $1,000
                for Insureds with a Standard Risk Classification


                                                                                               Standard
   Attained                     Attained    Standard      Non-          Attained   Standard    Non-
     Age        Standard         Age        Smoker        Smoker          Age      Smoker      Smoker
   --------     --------       -------     ---------     --------       --------  --------     --------
      0         $ 0.2175         35          $ 0.2250    $  0.142          70      $ 4.8525    $ 3.0875
      1           0.0850         36            0.2425       0.15           71        5.2850      3.4275
      2           0.0825         37            0.2625       0.1600         72        5.7775      3.8250
      3           0.0800         38            0.2875       0.1725         73        6.3250      4.2725
      4           0.0775         39            0.3125       0.1825         74        6.9300      4.7700
      5           0.0725         40            0.3450       0.197575       75        7.5800      5.3050
      6           0.0675         41            0.3775       0.212576       76        8.2500      5.8725
      7           0.0650         42            0.4150       0.2275         77        8.9250      6.467
      8           0.0625         43            0.4550       0.245078       78        9.6150      7.0975
      9           0.0600         44            0.5000       0.265079       79       10.3425      7.7825
     10           0.0625         45            0.5450       0.287580       80       11.1325      8.5450
     11           0.0675         46            0.5950       0.310081       81       12.0075      9.4075
     12           0.0750         47            0.6475       0.335082       82       12.9875     10.3900
     13           0.0875         48            0.7050       0.362583       83       14.0600     11.4925
     14           0.1025         49            0.7675       0.392584       84       15.1925     12.6975
     15           0.1175         50            0.8350       0.4275         85       16.3450     13.9800
     16           0.1325         51            0.9150       0.467586       86       17.4900     15.3250
     17           0.1425         52            1.0025       0.512587       87       18.6825     16.7175
     18           0.1500         53            1.0250       0.565088       88       19.9400     18.1500
     19           0.1550         54            1.2125       0.622589       89       21.2100     19.6475
                                 55            1.3300       0.6875         90       22.5100     21.2325
                                 56            1.4550       0.7575         91       22.8825     22.9475
                                 57            1.5850       0.8325         92       25.5000     24.8700
                                 58            1.7250       0.9150         93       27.6200     27.2000
                                 59            1.8725       1.0075         94       30.5957     30.4275
                                 60            2.0400       1.1125         95       34.5957     34.5957
                                 61            2.2275       1.2300         96       41.3950     41.3950
                                 62            2.4375       1.3650         97       53.1975     53.1975
                                 63            2.6750       1.5175         98       73.2725     73.2725
                                 64            2.9375       1.6850         99       83.3325     83.3325
                                 65            3.2125       1.8725
                                 66            3.5050       2.0750
                                 67            3.8050       2.2900
                                 68            4.1225       2.5275
                                 69            4.4700       2.7900


                             Standard
   Attained     Standard     Non-
     Age        Smoker       Smoker
     ---        -------      ------
     20        $ 0.1925    $ 0.1400
     21          0.1925      0.1375
     22          0.1900      0.1350
     23          0.1850      0.1325
     24          0.1800      0.1275
     25          0.1750      0.1250
     26          0.1725      0.1225
     27          0.1700      0.1200
     28          0.1700      0.1200
     29          0.1725      0.1200
     30          0.1775      0.1200
     31          0.1825      0.1225
     32          0.1900      0.1250
     33          0.2000      0.1300
     34          0.2125      0.1375


For insureds with a preferred risk classification, the above standard non-smoker guaranteed monthly cost of insurance rates will apply. For insureds with other than a preferred or standard risk classification, the guaranteed monthly cost of insurance rates are calculated by multiplying the above monthly rates by the Special Class Risk Factor shown under Policy Data.




                              Female Rate Table

             Guaranteed Maximum Monthly Cost of Insurance Rates per $1,000
                for Insureds with a Standard Risk Classification


                                                                  Standard                                Standard
   Attained                            Attained       Standard    Non-          Attained       Standard   Non-
     Age        Standard                  Age          Smoker     Smoker          Age          Smoker     Smoker
   ------      ----------               -------       ---------   -------      ---------      ---------  ---------
      0         $ 0.1550                  35          $  0.1675    $ 0.1250       70          $ 2.4625    $ 1.8725
      1           0.0700                  36             0.1800      0.1325       71            2.7025      2.0775
      2           0.0650                  37             0.1975      0.1425       72            2.9975      2.3275
      3           0.0650                  38             0.2175      0.1550       73            3.3500      2.6275
      4           0.0625                  39             0.2375      0.1650       74            3.7525      2.9750
      5           0.0625                  40             0.2625      0.1800       75            4.1950      3.3625
      6           0.0600                  41             0.2900      0.1950       76            4.6675      3.7875
      7           0.0575                  42             0.3150      0.2100       77            5.1650      4.2425
      8           0.0575                  43             0.3425      0.2250       78            5.6925      4.7375
      9           0.0575                  44             0.3700      0.2400       79            6.2700      5.2900
     10           0.0550                  45             0.3975      0.2575       80            6.9225      5.9225
     11           0.0575                  46             0.4275      0.2750       81            7.6675      6.6550
     12           0.0600                  47             0.4575      0.2925       82            8.5225      7.5050
     13           0.0625                  48             0.4900      0.3125       83            9.5175      8.4775
     14           0.0675                  49             0.5250      0.3350       84           10.6125      9.5575
     15           0.0725                  50             0.5650      0.3600       85           11.7875     10.7425
     16           0.0750                  51             0.6050      0.3900       86           13.0400     12.0275
     17           0.0800                  52             0.6525      0.4200       87           14.3600     13.4100
     18           0.0825                  53             0.7050      0.4550       88           15.7550     14.9025
     19           0.0850                  54             0.7575      0.4925       89           17.2300     16.5150
                                          55             0.8125      0.5300       90           18.8925     18.2725
                                          56             0.8650      0.5700       91           20.7175     20.2225
                                          57             0.9175      0.6075       92           22.7875     22.4525
                                          58             0.9675      0.6450       93           25.2800     25.1475
                                          59             1.0200      0.6875       94           28.7350     28.7350
                                          60             1.0825      0.7375       95           33.5325     33.5325
                                          61             1.1625      0.8000       96           40.6975     40.6975
                                          62             1.2650      0.8775       97           52.8275     52.8275
                                          63             1.3875      0.9725       98           73.1550     73.1550
                                          64             1.5275      1.0800       99           83.3325     83.3325
                                          65             1.6750      1.1950
                                          66             1.8225      1.3150
                                          67             1.9675      1.4375
                                          68             2.1150      1.5650
                                          69             2.2750      1.7075




                             Standard
   Attained     Standard     Non-
     Age        Smoker       Smoker
     ---        -------      ------
     20        $ 0.0975    $ 0.0825
     21          0.0975      0.0850
     22          0.1000      0.0850
     23          0.1025      0.0875
     24          0.1050      0.0900
     25          0.1075      0.0900
     26          0.1125      0.0925
     27          0.1150      0.0950
     28          0.1200      0.0975
     29          0.1250      0.1000
     30          0.1300      0.1025
     31          0.1350      0.1075
     32          0.1425      0.1100
     33          0.1500      0.1150
     34          0.1575      0.1200

For insureds with a preferred risk classification, the above standard non-smoker guaranteed monthly cost of insurance rates will apply. For insureds with other than a preferred or standard risk classification, the guaranteed monthly cost of insurance rates are calculated by multiplying the above monthly rates by the Special Class Risk Factor shown under Policy Data.

                                   Definitions

accumulation unit                                                policy value
An accounting unit used to calculate the variable account        The sum of the fixed account and variable
account value.  It is a measure of the net investment            account values.
results of each of the subaccounts.
                                                                 proceeds
                                                                 The amount payable by this policy as follows:
age anniversary                                                  1. upon death of the insured prior to the insured's
The policy anniversary on which the insured be-                     100 anniversary, proceeds will be the death benefit
comes a certain attained insurance age.                             under the option in effect as of the date of the
                                                                    insured's death, minus any indebtedness;
cash surrender value                                             2. upon death of the insured on or after the insured's age
The policy proceeds if the policy is surrendered, or the            100 anniversary, proceeds will be the cash surrender
amount payable if the insured's death occurs on or after            value;
the insured's age 100 anniversary.  It is the policy value       3. on surrender of the policy, proceeds will be the cash
minus indebtedness, minus surrender charges as shown                surrender value.
under Policy Data.
                                                                 pro-rata basis
fixed account                                                    Allocation to the fixed account and each of the subaccounts.
Our general account.  It is made up of our assets other          It is proportionate to the value (minus any indebtedness in
than those in the subaccounts and those in any other             the fixed account) that each bears to the policy value, minus
segregated asset account.                                        indebtedness.

fixed account value                                              specified amount
The portion of the policy value that is allocated to the         An amount used to determine the death benefit and the
fixed account, including indebtedness.                           proceeds payable upon death prior to the insured's age 100 anniversary.  The initial specified amount is shown under
in force                                                         Policy Data.
The insured's life remains insured under the terms of this
policy.                                                          subaccounts
                                                                 The subaccounts named under Policy Data. Each is an
indebtedness                                                     investment division of the variable account and invests in a
All existing loans on this policy plus policy loan interest.     particular portfolio.

insurance age                                                    terminate
The  insurance  age of the  insured on the policy  date is the   This policy is no longer in force. All insurance coverage
issue age shown under Policy Data. It is the age of the          under this policy has stopped.
insured on the date of application.  Attained insurance
ages are determined from the policy date.                        valuation date
                                                                 Each day on which the New York Stock Exchange
                                                                 is open for trading, or any other day on which there is a
                                                                 degree of trading in the investments of the subaccounts
                                                                 such that the current value might be materially affected.
monthly date
The same day each month as the policy date.  If there is         valuation period
no monthly date in a calendar month, the monthly date            The interval of time commencing at the close of business on
will be the first day of the next calendar month.                each valuation date and ending at the close of business on the next valuation date.
net premium
The portion of a premium paid that is credited to the policy     variable account value
values.  It is the premium paid minus the premium expense        The sum of the values of the subaccounts under this
charge shown under Policy Data.                                  policy.

                                                                 we, our, us
policy anniversary                                               American Enterprise Life Insurance Company
The same day and month as the policy date each year that
the policy remains in force.                                     you, your
                                                                 The owner of this policy.  The owner may be someone
                                                                 policy  date  other  than the  insured.  The owner is
                                                                 shown in the application unless the owner has changed as
                                                                 provided in this policy.


                             The Insurance Contract

Entire Contract                                                        Policy Exchange
This policy and the copy of the application attached to it             Once during the first two policy years, you
are the entire contract between you and us.                            exchange this policy for a flexible premium
No one except one of our corporate officers (President,                policy that provides for benefits that do not
Vice President, Secretary of Assistant Secretary) can change           the investment return of the subaccounts.
or waive any of our rights or requirements under this policy.          transferring, without charge, the entire
That person must do so in writing.  None of our representatives        fixed account.
or other persons have the authority to change or waive any of
our rights or requirements under this policy.                          Voting Rights
                                                                       All policy owners with variable account
In issuing this policy, we have relied upon the application.           voting rights.  So long as federal law requires, you may
The statements contained in the application are considered,            have the right to vote at the meetings of the Variable
in the absence of fraud, representations and not warranties.           policyowners.  If you have voting rights, we will send you
No statement made in connection with the application will be           a notice of the time and place of any such meetings. The
used by us to void the policy or to deny a claim unless that           notice will also explain matters to be voted upon and how
statement is part of the application.                                  many votes you will have.

Incontestable                                                          State Laws
After this policy has been in force during the insured's lifetime      This policy is governed by the law of the state in which
for two years from the policy date, we cannot contest                  it is delivered. The values and benefits of this policy
the policy except for  nonpayment of premiums.                         are at least equal to those required by such state.

While this policy is  contestable,  we, on the basis of a              Misstatement of Age or  Sex
misstatement or misrepresentation made in the application,             If the insured's age or sex has been  misstated,
may rescind or reform this policy and we may deny a claim.             the  proceeds payable upon death will be:
Any additional specified amount,  other than that  resulting           1.  the policy value on the date of death; plus
solely from a change in death benefit option, issued after the         2.  the amount of insurance that the cost of insurance
policy date will be incontestable only after such  amount has              on the insured, which was deducted from the policy
been force during the insured's  lifetime fo two years from                value for the month during which such death occurred,
the effective  date of such amount.                                        would have purchased had the cost of the insurance
                                                                           the correct age and sex; minus

                                                                       3.  any indebtedness on the date of death.

Suicide
Suicide, by the insured, whether sane or insane, within two            Policy Termination
years from the policy date is not covered by this policy.              1.  the date you request that coverage ends; or
In this event, the only amount payable by us to the                    2.  the date you surrender the policy in full; or
beneficiary will be the premium that you have paid, minus              3.  the end of the grace period; or
any indebtedness and partial surrenders.                               4.  the date of death on the insured.

If the insured commits suicide while sane or insane within
two years after the effective date of any additional specified amount other than that resulting solely from a change in
death benefit option, the amount payable by us will         Policy Tax Treatment
be limited to the monthly deductions for such additional    This policy is intended to qualify for treatment as a life
amount.                                                     insurance policy under Sections 72, 101, and 7702 of
                                                            the Internal Revenue Code as they now exist or
                                                            may later be amended.

                                                            We reserve the right to endorse this policy
                                                            to comply with:
                                                            1.  future changes in the Internal Revenue Code;
                                                            2.  any regulations or rulings issued under the Code; and
                                                            3.  any other requirements imposed by the Internal Revene
                                                                Service;
                                                            with respect to remaining qualified for treatment as a life insurance policy under these Code Sections.

                              Owner and Beneficiary


Owner Rights                                                     Change of Beneficiary
As long as the insured is living and unless  otherwise           By making a  satisfactory written  request to us, you may
provided in this  policy,  you may exercise all                  change the beneficiary anytime while the insured is
rights  and  privileges provided in this policy or               living.
allowed by us.

Change of Ownership                                              Once we record the change, it will take effect as of the
You can change the ownership of this policy by written           date of your request, subject to any action taken or
to any  action  taken or request on a form  approved  by us.     payment made by us before the recording.
The change  must be made while the insured is living.
Once the change is recorded by us, it will take effect as
of the date of your request, subject to any action taken
or payment made by us before the recording.
interest of any

Payment of Proceeds                                              Assignment
We will pay the proceeds to the beneficiary or                   While the insured is living, you can assign this policy
beneficiaries whom you have named in the application             or any interest in it. Your interest and the interest of
unless you have since changes the beneficiary as                 any beneficiary are subject to the interest of the
provided in the next provision. If the beneficiary has           assignee. An assignment is not a change of ownership
been changed, we will pay the proceeds in accordance             and an assignee is not an owner as these terms are
with your last change of beneficiary request.                    used in this policy. We will pay any policy proceeds
                                                                 payable to the assignee in a single sum.

                                                                 You must give us a copy of any assignment.  Any
                                                                 assignment is subject to any action taken or payment
                                                                 made by us before the assignment was recorded at our
                                                                 home office.  We are not responsible for the
Only those beneficiaries who survive the insured's death         validity of any assignment.
may share in the proceeds. If no beneficiary survives the
insured, we will pay the proceeds to you, if living;
otherwise, to your estate.


                                    Premiums

Premium Payments                                                 Premium Payment Restrictions
Three types of  premium payments apply to this                   We reserve the right to refuse premiums and to return
policy.  We call these:                                          premium payments with interest if such premiums would
   1. the initial premium;                                       disqualify your policy from:
   2. scheduled premiums; and                                        1.  treatment as a life insurance policy under Code
   3. unscheduled premiums.                                              Sections 72, 101, and 7702; or
                                                                     2.  favorable tax treatment under Code Sections 72 and
Initial Premium                                                          101.
The initial premium is the premium due on the policy
date of this policy.                                              Grace Period
                                                                  If, on a monthly date, the cash surrender value is less than
Scheduled  Premium                                                the monthly deduction for the policy month following such
The scheduled  premium is the premium  shown under                monthly  date, a grace period of 61 days will begin.
Policy Data.  It is payable at the stated interval that
you selected in the application.  However, no scheduled           The grace period will give you time to pay a premium
premium may be paid on or after the insured's age 100             sufficient to continue your coverage.  We will mail,
anniversary.                                                      to your last known address, a notice as to the
                                                                  premium needed so that the policy can remain in force.
                                                                  If such premium is not paid within the grace period, all
                                                                  coverage under this policy will terminate without value
                                                                  at the end of the 61-day grace period.

The scheduled premium will serve only as an indication
of your intent as to the frequency and amount of
future premium payments. You may change the amount or
interval at any time by written request. You may also
skip scheduled premium payments. Any change in                If a claim by death during the grace period becomes
amount may be subject to applicable tax laws and              payable under the policy, any overdue monthly
regulations.                                                  deductions will be deducted from the proceeds.

Scheduled premiums may be paid annually,                      If the no-lapse guarantee is in effect as described in
semi-annually, or quarterly. Payment at any other             the next provision, the policy will not enter the grace
interval must be approved by us.  Scheduled premium           period.
payments must be at least $25.  We reserve the right
to limit the amount of any increase in scheduled premiums.    No-Lapse Guarantee
                                                              During the no-lapse guarantee period, as shown under
                                                              Policy Data, this policy will not terminate
                                                              even if the cash surrender  value is  insufficient
                                                              to cover  the monthly deduction  on a monthly date if
                                                              (a)-(b)-(c) equals or exceeds (d) where:
Unscheduled Premium Payments
You can make additional premium payments of at                (a) is the total of all premiums paid;
least $25 at any time prior to the insured's                  (b) is any partial surrenders;
age 100 anniversary.                                          (c) is any indebtedness;
                                                              (d) is the sum of the minimum monthly premiums
                                                                  required to keep the no-lapse guarantee in
                                                                  effect since the policy date.
We reserve the right to limit the number and
amount of these unscheduled premiums. This
includes our right to refuse such premiums                     The initial mimimum monthly premium is
if there is indebtedness on this policy.                       shown under Policy Data.

Allocation  of Premium  Payments
Premium payments applied to the fixed account                  A new minimum monthly premium will be established
and the subaccounts will be allocated as specified             for the remainder of the no-lapse guarantee period
in your application for this policy. You may                   if the following occur during the no-lapse guarantee
choose any whole percentage for each account from              period: (1) the specified amount is increased of
0% to 100%. By written request, you may change                 decreased other than for a death benefit option
this allocation. The change will be effective for              change or partial surrender; and (2) riders are
all premiums received after our receipt after our              added, changed, or terminated.
receipt of the change.

Premium payments received before the policy                    If on a monthly date, sufficient premiums have
date will be allocated to the fixed account                    not been paid to maintain the no-lapse guarantee,
and subaccounts on the policy date as specified                the no-lapse guarantee period will be terminated.
in your application for this policy.


Reinstatement
This policy may be reinstated within 5 years                   The effective date of a reinstated policy will be
after the end of the grace period unless it                    the monthly date on or next following the date on
was surrendered for cash. To do this, we will                  which we approve the application for reinstatement.
require all of the following:
1.  your written request to reinstate the policy;
2.  evidence of insurability of the insured  satisfactory      The suicide and incontestability periods will apply
    to us;                                                     from the effective date of reinstatement to contest
3.  payment  of the  required  reinstatement  premium;         the truth of statements or representations in the
4.  payment or reinstatement of any indebtedness.              reinstatement application.


The required premium to reinstate the policy is an amount equal to (a)+(b)-(c) where:
(a) is the surrender charge which will be reinstated;
(b) is an amount equal to the next 5 monthly deductions that will be taken after reinstatement;
(c) is the policy value which will be reinstated.


                                Death Benefits

Death Prior to Insured's Age 100 Anniversary                           Under this option, the policy value of this
The proceeds payable upon death of the insured prior                   policy is part of the specified amount.  The initial
to the insured's age 100 anniversary will be the death                 specified amount is shown under Policy Data.
benefit in effect on the date of the insured's death,                  Such amount may be changed as explained in the
minus any indebtedness.  The death benefit will be                     Policy Change section. A partial surrender will
calculated based on the death benefit option in effect                 reduce the specified amount.
as of the date of the insured's death.  One of two
options will apply:  Option 1 or 2.  Both options are                  Option 2
described below.                                                       The death benefit under this option will be the
                                                                       greater of:
Option 1                                                               1. the policy value of this policy, plus the
The death benefit under this option will be the greater of:               specified amount; or
1.       the specified amount; or                                      2. the percentage of policy value for the insured's
2.       the percentage of policy value for the insured's                 attained age shown in the following table.
         attained age shown in the following table.

                                                                       Under this option, the policy value is not part of
                                                                       the specified amount. The initial specified amount
                                                                       is shown under Policy Data. Such amount may be
                                                                       changed as explained in the Policy Change section.

     Insured's            Applicable        Insured's          Applicable
     Attained Age         Percentage        Attained Age       Percentage
     ------------         ----------        ------------       ----------
       40 or less           250                61                128
       41                   243                62                126
       42                   236                63                124
       43                   229                64                122
       44                   222                65                120
       45                   215                66                119
       46                   209                67                118
       47                   203                68                117
       48                   197                69                116
       49                   191                70                115
       50                   185                71                113
       51                   178                72                111
       52                   171                73                109
       53                   164                74                107
       54                   157               75-95              105
       55                   150                96                104
       56                   146                97                103
       57                   142                98                102
       58                   138                99                101
       59                   134               100                100
       60                   130

The percentage of policy value is designed to ensure                  Death Benefit Option
that the policy  meets the  provisions  of  Federal  tax law          You chose the death benefit option you wanted when
which require a minimum death benefit in relation to policy           you applied for this policy.  The initial
value for the policy to qualify as life insurance.                    death benefit Option is shown under Policy Data.
                                                                      While this policy is in force, you may change the
                                                                      option as in the Policy Change section.

                                                                      Death After Insured's Age 100 Anniversary
                                                                      The proceeds payable upon death of the
                                                                      insured's age 100 anniversary will be the cash surrender
                                                                      value.


                                  Policy Change


Request to Change Benefits                                    Increases of the Specified Amount
While this policy is in force, you may request to             You may increase the specified amount at any time by
decrease or increase the specified amount.  You               written request subject to the following rules:
may also change the death benefit option from 1
to 2 or from 2 to 1.  All such changes may be made            1.  You must apply for an increase by written request on
only prior to the insured's age 100 anniversary and               a form satisfactory to us and not later than the insured's
will be subject to the rules below.                               age 85 anniversary.

Rules for Changing Specified Amount                           2.  You must furnish satisfactory evidence of insurability of the insured.
Decreases of the Specified Amount
You may decrease the specified amount after the first         3.  Any increase will be subject to our issue rules and limits
policy year and once per policy year by written request,          at the time of increase.
subject to the following rules:
                                                              4.  The minimum increase in the specified amount is
1.   Any decrease will be effective on the monthly date           $25,000.
     on or next following our receipt of your written
     request. Any such decrease will be applied in the
     following order:                                         5.  Any increase will be effective on the monthly date on or
     (a) against the specified amount provided by                 next following the date your application is approved.
         the most recent increase; then
     (b) against the next most recent increases               6.  A new schedule of surrender charges will apply to the
         successively; then                                       amount of any increase in the specified amount.
     (c) against the initial specified amount shown
         under Policy Data.

2.   The specified amount that remains in force after         Change of Death Benefit Option
     a requested decrease may not be less than the            You may change the death benefit option once per policy year
     minimum specified amount allowed shown under             by written request. The change in option will be effective
     Policy Data.                                             on the monthly date on or next following the date we
                                                              approve your request.
3.   We reserve the right to decline to make any
     specified amount decrease that we determine              If the death benefit is Option 2, it may be changed to Option 1.
     would cause this policy to fail to qualify               The new specified amount will be the Option 2 death benefit
     as life insurance under applicable tax laws.             as of the effective date of change.

4.   We reserve the right to limit any specified              If the death benefit is Option 1, it may be changed to Option 2.
     amount decrease, in any policy year, to no               The new specified amount will be the Option 1 death benefit
     more than 25% of the specified amount in                 minus the policy value as of the effective date of change.
     effect as of the date of your request.
                                                              We reserve the right to decline to make any death benefit
                                                              option change that we determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

                                 Policy Values

Policy Value                                                     Variable Account Value
On a given date, the policy value is equal                       The variable account value is the sum of the values of the
to the fixed account value plus the variable                     subaccounts under this policy as shown under Policy Data.
account value.

Fixed Account Value
On the policy date, the fixed account value equals:              On the policy date, the value of each subaccount equals:
1) the portion of the initial net premium allocated              1)the portion of the initial net premium allocated to
to the fixed account; minus 2) the portion of the                the subaccount, minus 2)the portion of the monthly
monthly deduction allocated to the fixed account                 deduction allocated to the subaccount for the first policy
for the first policy month.                                      month.

On any subsequent date, the fixed account value                  On any subsequent date, the value of each subaccount will
will be calculated as:                                           be calculated as:

 a + b + c - d - e - f + g                                       a + b + c - d - e - f + g

where:                                                           where:

(a) is the fixed account value on the preceding                 (a) is the value of the subaccount on the preceding valuation
    monthly date plus interest thereon from the                     date, multiplied by the net investment factor for the
    preceding monthly date to the date of                           current valuation period;
    calculation;

(b) is the portion of net premiums allocated to                 (b) is the net premiums received and allocated to the
    the fixed account and received since the                        subaccount during the current valuation period;
    preceding monthly date, plus interest on such
    portions from the date such net premiums                    (c) is the amount of any transfers from other subaccounts
    were received to the date of calculation;                       or the fixed account, including loan repayment transfers,
                                                                    to the subaccount during the current valuation period;
(c) is the amount of any transfers from the
    subaccounts, including loan transfers, to                   (d) is the amount of any transfers to other subaccounts
    the fixed account since the preceding                           or fixed account, including loan transfers, from the
    monthly date, plus interest on such                             subaccount during the current valuation period;
    transferred amounts from the effective
    dates of such transfers to the date of                      (e) is the amount of partial surrender and partial
    calculation;                                                    surrender fee allocated to the subaccount during
                                                                    the current valuation period;
(d) is the amount of any transfers from the
    fixed account, including loan repayment                     (f) is the portion of any monthly deduction during the
    transfers, to the subaccounts since the                         current valuation period allocated to the subaccount
    preceding monthly date, plus interest on                        for the policy month following the monthly date;
    such transferred amounts from the effective
    dates of such transfers to the date of                      (g) is any applicable policy value credit.
    calculation;

(e) is the amount of any partial surrenders and partial surrender fees allocated to the fixed account since the preceding monthly date, plus interest on such surrendered amounts from the effective date of such partial surrenders to the date of calculation;

(f) if the date of calculation is a monthly date, the portion of the monthly deduction allocated to the fixed account for the policy month following the monthly date;
    and,

(g) is any applicable policy value credit.



Monthly Deduction                                                     The guaranteed maximum monthly cost of insurance
A deduction will be made each monthly date prior to the               rates shown in this policy on pages 4 and 5, for
insured's age 100 anniversary for the cost of insurance,              ages 20 and over, are based on the 1980
administrative charge, and the cost of any riders, for the            Commissioner's Standard Ordinary Smoker or
policy month following such monthly date.  The monthly                Nonsmoker, Male or Female Mortality Tables, Age
deduction for a policy month will be calculated as:                   Last Birthday.

     (a) + (b) + (c)

                                                                      The rates for ages under 20 do not distinguish
where:                                                                between smokers and nonsmokers and are based on
                                                                      the 1980 Standard Ordinary Mortality Table, Male
(a)  is the cost of insurance for the policy month;                   or Female, Age Last Birthday. Shortly before the
(b)  is the  administrative  charge shown under Policy Data;          insured becomes age 20, we will send you a
     and                                                              notice that we may begin charging smoker rates
(c)  is the cost of any policy riders for the policy month.           upon the insured's age policy anniversary. If
                                                                      you do not apply for nonsmoker rates, or if the
                                                                      insured does not qualify for nonsmoker rates, the
The monthly deduction will be taken from the fixed account            insured will be reclassified as a smoker, and
and subaccounts with value on a pro-rata basis.                       smoker guaranteed maximum monthly cost of
                                                                      insurance rates will apply to the policy.
Cost of Insurance Calculation
The cost of insurance for a policy month is calculated as:            Interest Rate Used to Determine Fixed Account Value
                                                                      The guaranteed interest rate applied in the
          (a + b) x (c - d)                                           calculation of the fixed account value is shown
          -----------------                                           under Policy Data. Interest in excess of the
                1000                                                  guaranteed interest rate shown under Policy Data
                                                                      may be applied in the calculation of the fixed
where:                                                                account value at such increased rates and in
                                                                      such manner as we may determine. Interest in
(a)  is the cost of insurance rate described below;                   excess of the guaranteed interest rate as
                                                                      shown under Policy Data, however, will not be
(b)  is the amount of any flat extra insurance charges as             applied to the portion of the policy value
     shown under Policy Data;                                         that equals any indebtedness due us.

(c)  is the death benefit on the monthly date divided by              Policy Value Continuing Insurance
     the guaranteed interest rate factor shown under                  If sufficient scheduled premium payments are not
     Policy Data; and                                                 continued, insurance coverage under this policy
                                                                      will end and any benefits provided by riders will
(d)  is the policy value at the beginning of the policy               be continued until the cash surrender value is
     month. At this point the policy value has been                   insufficient to cover the monthly deduction, as
     reduced by the monthly deduction except for the                  provided in the Grace Period provision. This
     part of themonthly deduction that pays for the                   provision will not continue any rider beyond
     cost of insurance.                                               the date for its termination as provided in the
                                                                      rider.

                                                                      Basis Used for Policy Values
                                                                      Values and reserves are equal to or greater than
                                                                      those required by law. Where required, a detailed
                                                                      statement of the method of computation of values
                                                                      and reserves has been filed with the insurance
                                                                      department of the state where this policy was
                                                                      delivered.

Cost of Insurance Rate
The cost of insurance rate is the rate applied to the insurance under this policy to determine the monthly deduction. It is based on the sex, attained age, and risk classification of the insured. "Attained Age" means age on the prior policy anniversary.

We may change monthly cost of insurance rates from time to time. Any change in the cost of insurance rate will apply to all individuals of the same risk class as the insured. Any change will be in accordance with procedures and standards on file with the state insurance department. Cost of insurance rates will be determined by us based on our expectations as to future mortality experience.

Policy Value Credits                                                       Information  About Values of Policy
Beginning in the 11th policy  year and while this  policy is in            At least once a year,  we will send to your last
force, we will periodically  apply a policy value credit to your           known address, a report that shows:
policy value.

                                                                       1.  the current policy value;
On an annual basis, the policy value credit is an amount               2.  premiums paid since the last report;
determined by multiplying (a) times (b) where: (a) is the policy       3.  all charges since the last report;
value credit percentage at the time the calculation is made;           4.  indebtedness on this policy;
and (b) is the policy value less indebtedness at the time the          5.  the current cash surrender value;
calculation is made.                                                   6.  the current death benefit; and
                                                                       7.  partial surrenders since the last report.
We reserve the right to calculate and apply the policy value
credit on a quarterly or monthly basis.                                    At any time, upon written request by you, we
                                                                           will provide a projection of future death
                                                                           benefits and policy values.
The policy  value credit  amount  shall be applied to the policy           The  projection will be based on
value on a  pro-rata  basis.                                               (1)  assumptions  as to   specified amount(s),
                                                                           type of coverage option and future premium
                                                                           payments as are necessary andspecified by us
                                                                           and/or you.


                                  Policy Loans

How to Borrow Money on This Policy                     For any loans from the fixed account, we have the right
By written request, you may obtain a                   to postpone the loan for up to 6 months unless the loan
loan from us whenever this policy has                  is used to pay premiums on any policies you have with us.
a loan value. The loan value of this
policy is the only security required                   Policy Loan Interest Rate
for your loan. A loan must be for at                   The current loan interest rate for policy loans is
least $500. We will pay interest on                    shown under Policy Data. We reserve the right to
the loaned amount at an annual rate                    increase the current loan interest rate charge, but
as stated under Policy Data. Loans                     it will never exceed the guaranteed loan interest
may affect the no-lapse guarantee as                   rate shown under Policy Data.
described in the Premiums section of
this policy. If you do not specify the                 Interest is charged daily and payable at the end of
accounts from which the loan is to be                  the policy year. If interest is not paid when it is
made, the loan will be made from the                   due, it will be added to your indebtedness and
fixed account and the subaccounts with                 charged the same interest rate as your loan.
value on a pro-rata basis.                             The additional interest will be taken from the
                                                       fixed account and the subaccounts with value on a
The amount of any loan and any loan interest           pro-rata basis.
from the  subaccounts will be transferred
from the subaccounts to the fixed account.             Maximum Loan Value
                                                       You can borrow an amount up to 90% of the policy
Payment of a Loan                                      value minus surrender charges. We calculate the
We will normally pay the portion of any                policy value as of the date of the loan. Interest
loan from the subaccounts within 7 days                to pay for the loan until the next policy
after we receive your written request                  anniversary will be included in determining the
in our home office. We have the right,                 maximum loan value.
however, to suspend or delay the date
of any loan from the subaccounts for                   Repayment of Your Loan
any period:                                            Your loan can be repaid in full or in part at any
                                                       time before the insured's death and while this
1. when the New York Stock Exchange is                 policy is in force. A loan that exists at the
   closed; or                                          end of the grace period may not be repaid unless
                                                       this policy is reinstated.
2. when trading on the New York Stock
   Exchange is restricted; or                          Repayments should be clearly marked as "loan
                                                       repayments"; otherwise, they will be credited
3. when an emergency exists, and as a                  to this policy as premiums. Loan repayments
   result:                                             must be in amounts of at least $25. Remaining
                                                       loan amounts of less than $25 can be paid in
     (a) disposal of securities held in the            full. Loan repayments will be allocated to
         subaccounts is not reasonably                 the fixed account and the subaccounts according
         predictable; or                               to the premium allocation percentages in effect
                                                       unless you tell us otherwise. Failure to repay
     (b) it is not reasonably predictable to           a loan or pay loan interest will not terminate
         fairly determine the value of the             this policy unless the cash surrender value is
         assets of the subaccounts; or                 insufficient to cover the monthly deduction,
                                                       as provided in the Grace Period provision.
4. during any other period when the                    This would happen if indebtedness exceeded the
   Securities and Exchange Commission, by              policy value, minus surrender charges.
   order, so permits for the Protection of
   security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items
2 and 3 exist.


                                 Policy Surrender

Surrender of the Policy                                5. We reserve the right to decline a request for a
You may surrender this policy for its cash                partial surrender that we determine would cause
surrender value at any time. Your request                 this policy to fail to qualify as life insurance
must be in writing. Upon surrender for the                under applicable tax laws.
cash surrender value, this policy will
terminate.                                             If you do not specify the accounts from which the
                                                       surrender is to be made, the surrender will be
The cash surrender value of this policy is:            made from the fixed account and the subaccounts
                                                       with value on a pro-rata basis.
1. the policy value at the time of surrender;
   minus                                               Payment of a Surrender
2. any indebtedness on this policy; minus              We will normally pay the portion of any surrendered
3. any applicable surrender charges as                 amount from the subaccounts within 7 days after we
   shown under Policy Data.                            receive your written request on our home office.
                                                       We have the right, however, to suspend or delay
Partial Surrender                                      the date of any surrender payment from the
By written request or other requests                   subaccounts for any period:
acceptable to us, you may partially surrender
this policy for an amount less than the cash           1. when the New York Stock Exchange is closed; or
surrender value. Partial surrenders are                2. when trading on the New York Stock Exchange is
subject to the rules below and payment of the             restricted; or
Partial Surrender Fee shown under Policy Data.         3. when an emergency exists, and as a result:
We reserve the right to limit the frequency               (a) disposal of securities held in the subaccounts
of partial surrenders you may request.                        is not reasonably practicable; or
Partial surrenders may affect the no-lapse                (b) it is not reasonably practicable to fairly
guarantee as described in the Premiums                        determine the value of the assets of the
section of this policy.                                       subaccounts; or
                                                       4. during any other period when the Securities and
If death benefit Option 1 is in effect,                   Exchange Commission, by order, so permits for
both the specified amount and the policy                  the protection of security holders.
value will be reduced by the amount of
surrender and partial surrender fee. If                Rules and regulations of the Securites and
death benefit Option 2 is in effect, the               Exchange Commission will govern as to whether the
policy value will be reduced by the                    conditions set forth in the above items 2 and 3
amount of surrender and the partial                    exist.
surrender fee.

Rules For a Partial Surrender                          For any surrender request from the fixed account,
The following rules will apply to any                  we have the right to postpone the payment for up
partial surrender:                                     to 6 months. If we postpone payment more than 30
                                                       days, we will also pay you interest. The interest
1. partial surrenders may not be made in               will be paid at the rate of 3% per year based on
   the first policy year;                              the amount surrendered for the period of
                                                       postponement.
2. the minimum amount that may be surrendered
   is $500;

3. the partial surrender amount cannot
   exceed 90% of the full cash surrender
   value;

4. the partial surrender fee is as stated under Policy Data. The surrender amount and partial surrender fee will be deducted from the policy value at the time of each partial surrender; and



                                   Subaccounts

Subaccounts                                                      (2) is the net result of:
The subaccounts are separate investment accounts of                  a. the net asset value of the portfolios or funds
ours. They are named under Policy Data. We have                         held in the subaccount, determined at the end
allocated a part of our assets for this and certain                     of the last prior valuation period; plus or
other policies to the subaccounts. Such assets                          minus
remain our property. They cannot be charged, however,                b. the per-share charge or credit for any taxes
with liabilities from any other business in which we                    reserved for the last prior valuation period;
may take part.                                                          and

Investments of the Subaccounts                                   (3) is a factor representing the mortality and expense
Net premiums and transfers will be allocated as you                  risk charge.
specify. Each subaccount will buy the investment shown
for that subaccount under Policy Data or as later                Deductions From the Subaccounts
added or changed.                                                The mortality and expense risk charge compensates us for
                                                                 assuming the mortality and expense risks under the policy.
Subaccount Value                                                 It is equal on an annual basis to the percentage, as
The subaccount value is determined by multiplying the            stated under Policy Data, of the daily value of the
number of accumulation units credited to the                     subaccounts. The deduction will be (1) made from each
subaccount by the appropriate accumulation unit values.          subaccount with value; and (2) computed on a daily basis.
The number of accumulation units for each of the
subaccounts is found by dividing: (1) the amount                 Change of Investments of the Subaccounts
allocated to the subaccount; by (2) the subaccount's             The investments of the subaccounts would be changed only
accumulation unit value for the valuation period in              if laws or regulations changes, the investment became
which we received the premium payment, transfer                  unavailable, or in our judgement the investments were
request, or partial surrender request.                           no longer suitable for the subaccounts. If any of these
                                                                 situations occurred, we would have the right to substitute
The value of an accumulation unit for each of the                investments other than those shown under Policy Data. We
subaccounts was arbitrarily set at $1 when the                   would first seek the approval of the Securities and
first investments were bought. The value for any                 Exchange Commission and, where required, the insurance
later valuation period is found as follows: The                  regulator of the state where this policy is delivered.
accumulation unit value for a subaccount for the
last prior valuation period is multiplied by                     Transfers Among Your Subaccounts and Fixed Account
such subaccount's net investment factor for the                  By written request or other request acceptable to us,
following valuation period. The result is the                    you may transfer all or part of the value of a
accumulation unit value. The value of an                         subaccount to one or more of the other subaccounts or
accumulation unit may increase or decrease from                  to the fixed account. The amount transferred, however,
one valuation period to the next.                                must be at least: (1) $250; or (2) the total value of
                                                                 the subaccount, if less. We reserve the right to limit
Determination of Net Investment Factor                           such transfers to 12 per policy year. We may suspend
The net investment factor is an index                            or modify this transfer privilege at any time with
applied to measure the investment performance                    the necessary approval of the Securites and Exchange
of a subaccount from one valuation period to                     Commission.
the next. The net investment factor may be
greater or less than one; therefore, the                         You may also transter from the fixed account to the
value of an accumulation unit may increase                       subaccounts once a year, but only on the policy
or decrease from one valuation period to the                     anniversary or within 30 days after such policy
next.                                                            anniversary. If you make this transfer, you cannot
                                                                 transfer from the subaccounts back into the fixed
To find the net investment factor of any such                    account until the next policy anniversary. If we
subaccount for a valuation period, we divide                     receive your written request within 30 days before
(1) by (2), and subtract (3) from the result,                    the policy anniversary date, the transfer from the
where:                                                           fixed account to the subaccounts will be effective
(1) is the net result of:                                        on the anniversary date. If we receive your written
    a. the net asset value per share of the                      request within 30 days after the policy anniversary
       portfolios or funds held in the                           date, the transfer from the fixed account to the
       subaccount determined at the end of                       subaccounts will be effective on the date we
       the current valuation period; plus                        receive the request. The minimum transfer amount
    b. the per-share amount of any dividend                      is $250 of the fixed account value minus
       or capital gain distributions made                        indebtedness, is less. The maximum transfer amount
       by the investment held in the                             is the fixed account value, minus indebtedness.
       subaccount, if the "ex-dividend"                          We may suspend or modify this transfer privilege
       date occurs during the current                            at any time.
       valuation period; plus or minus
    c. a per-share charge or credit for any
       taxes reserved for the current
       valuation period that we determine
       to have resulted from the investment
       operations of the subaccount.



                           Payment of Policy Proceeds

How the Proceeds are Paid                                        Option B - Payment for a Specified Period
We will pay the proceeds in a single sum unless a payment        We will make monthly payments for a specified number
option has been selected.  The date on which the proceeds        of years.  The amount of each monthly payment for each
are paid in a lump sum or first placed under a payment           $1,000 placed under this option is shown in the following
option is the settlement date.  All proceeds are payable at      table.  Monthly payment amounts for years not shown will
our home office.  We will pay interest at a rate not less        be furnished upon request.
than 4% per year on single sum death proceeds from the
date of the insured's death to the settlement date.                                       Option B Table

Payment Options Other Than Single Sum                                           Number                   Monthly
During the insured's lifetime, you may request in writing                      of Years                Payment/$1000
that we pay the proceeds under one or more of the following                      10                       9.61
payment options, or that we change a prior election.                             15                       6.87
You may elect other payment options not shown if we agree.                       20                       5.51
Unless we agree otherwise, however, a payment option may                         25                       4.71
be selected only if the payments are to be made to a natural                     30                       4.18
person in that person's own right.  Also, the amount of
proceeds placed under a payment option must be at least
$5,000.

Option A - Interest Payments                                    Option C - Lifetime Income
We will pay interest on proceeds placed under this              We will make monthly payment for the life of the
option at the rate of 3% per year compounded                    person (the payee) who is to receive the income.
annually. We will make regular interest payments                Payment will be guaranteed for either 5, 10, or
at intervals and for a period that is aggreeable                15 years. The amount of each monthly payment for
to both you and us. At the end of any payment                   each $1,000 placed under this option will be
interval, a withdrawal or proceeds may be made                  based on our Table of Settlement Rates in effect
in the amount of at least $100. At any time,                    at the time of the first payment. The amounts
all the proceeds that remain may be withdrawn                   will not be less than those shown in the
or placed under a different payment option                      following table for the sex and age of the
approved by us.                                                 payee on the due date of the first payment.

                                                                Monthly income amounts for any age not shown in
                                                                the following table will be furnished upon request.



                                 Option C Table
                               M = Male F = Female

                                                              Life Income per $1,000 with
                                                                Payments Guaranteed for
  Age Payee       Settlement                   5 years                   10 Years                    15 Years
  ---------       ----------                   -------                   --------                    --------
                  Beginning In Year           M           F            M            F             M             F
                  -----------------           -           -            -            -             -             -
      65             2005                   5.26       4.66           5.15        4.62          4.95           4.53
                     2010                   5.17       4.60           5.07        4.55          4.89           4.48
                     2015                   5.09       4.53           4.99        4.49          4.83           4.42
                     2020                   5.01       4.47           4.92        4.44          4.77           4.38
                     2025                   4.94       4.42           4.86        4.39          4.72           4.33
                     2030                   4.87       4.37           4.79        4.34          4.67           4.29
      70             2005                   6.12       5.35           5.87        5.24          5.48           5.05
                     2010                   6.01       5.26           5.77        5.16          5.41           4.99
                     2015                   5.89       5.17           5.68        5.08          5.35           4.93
                     2020                   5.79       5.09           5.59        5.01          5.29           4.87
                     2025                   5.69       5.01           5.51        4.94          5.23           4.82
                     2030                   5.59       4.94           5.43        4.88          5.17           4.76
      75             2005                   7.27       6.33           6.72        6.07          6.00           5.65
                     2010                   7.11       6.20           6.61        5.97          5.94           5.59
                     2015                   6.96       6.08           6.50        5.87          5.88           5.52
                     2020                   6.82       5.97           6.40        5.78          5.83           5.46
                     2025                   6.68       5.86           6.30        5.69          5.77           5.40
                     2030                   6.55       5.76           6.21        5.60          5.72           5.34


Supplemental Contract
If a payment option is requested, we will prepare an agreement stating the terms under which payments will be made. The agreement will include statements about withdrawal value, if any, and to whom remaining proceeds will be paid if the payee dies.

Beneficiary Request of Payment Option
After the insured's death but before any proceeds are paid, the beneficiary may select a payment option by written request to us. You may provide, however, that the beneficiary will not be permitted to change the payment option you have selected.

Payment of Excess Interest  Earnings
On each anniversary of the settlement date, we will determine excess interest, if any, on payment option deposits. Any such excess interest will be paid under Option A or B.

Flexible Premium Variable Life Insurance Policy

- Policy continues until death or surrender.
- Flexible premiums payable as described herein.
- No-lapse guarantee as described herein.
- This policy is nonparticipating.  Dividends are not payable.





American Enterprise Life Insurance Company

Administrative Offices
80 South Eighth Street
PO Box 534
Minneapolis, MN 55440